Exhibit 10.1

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

FUNDS WITHHELD AND FUNDS PAID

COINSURANCE AGREEMENT

(MYGA and FIA BUSINESS)

between

US ALLIANCE LIFE AND SECURITY COMPANY

and

AMERICAN LIFE & SECURITY CORP.

effective as of January 1, 2020

Treaty Number 002

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Schedules

I.	Policy Forms and Riders
II.	Policy Expenses
III.	Initial Trust Deposit Assets and Funds Withheld Assets
IV.	Permitted Ex-Gratia Payments
V.	Determination of Crediting Rate and Quota Share
VI.	§1.848-2(g)(8) Election
VII.	Determination of Cede Commission
VIII.	Allocation Percentage
IX.	Reinsured Policies issued prior to the Effective Date
X.	Leverage Measure
XI.	Asset Reserves
XII.	Hedging Returns
XIII.	Trust Deposit Initial Deposit
XIV.	Investment Manager
XV.	Non-Guaranteed Elements

Exhibits

A.	Form of Monthly Accounting Report
B.	Trust Agreement

iii

FUNDS WITHHELD AND FUNDS PAID COINSURANCE AGREEMENT

 (MYGA and FIA BUSINESS)

This FUNDS WITHHELD AND FUNDS PAID COINSURANCE AGREEMENT (this “Agreement”), effective as of January 1, 2020 (the “Effective Date”), is made by and between American Life & Security Corp., an insurance company organized under the laws of the State of Nebraska (the “Ceding Company”), and US Alliance Life and Security Company, a reinsurance company organized under the laws of the State of Kansas (the “Reinsurer”).

W I T N E S S E T H:

WHEREAS, subject to the terms, conditions and limitations contained herein, the Ceding Company desires to cede, on a Funds Withheld and Funds Paid Coinsurance basis, and the Reinsurer desires to accept, a Quota Share of certain liabilities with respect to certain MYGA and FIA business of the Ceding Company (the “Reinsurance Treaty”); and

WHEREAS, the Parties have agreed that upon a representation and warranty by the Reinsurer that it is a “Qualified Institutional Buyer” as such term is defined in 17 CFR § 230.144A (“SEC Rule 144A”), the Reinsurance Treaty will cease to both a Funds Withheld and Funds Paid agreement and will become solely a Funds Paid Coinsurance Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Ceding Company and the Reinsurer hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accounts” shall mean collectively the Trust Deposit and the Funds Withheld Account, each one an “Account.”.

“Account Adjustment” shall mean a payment made pursuant to Section 7.03(b).

“Accounts Balance” shall mean the aggregate of book value of the Trust Deposit Balance and Funds Withheld Account Balance, as of any date of determination, as such book value is determined in accordance with Nebraska SAP.

“Accounts Required Reserves” shall mean Accounts Required Reserves-Funds Withheld plus Accounts Required Reserves-Trust, as of any date of determination.

“Accounts Required Reserves-Funds Withheld”  shall mean an amount equal to the Quota Share of the Net Statutory Reserves times the Funds Withheld Allocation Percentage plus the Asset Reserves for assets included in the Funds Withheld Account, as of any date of determination.

“Accounts Required Reserves-Trust” shall mean an amount equal to the Quota Share of the Net Statutory Reserves times the Trust Allocation Percentage plus the Asset Reserves for assets included in the Trust Deposit, as of any date of determination.

“Action” shall mean (a) any civil, criminal or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case, before a Governmental Entity, or (b) any investigation or written inquiry by a Governmental Entity other than a tax audit or any examination by a taxing authority.

“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and the term “Affiliated” shall have a correlative meaning.  For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.  For the avoidance of doubt, the Ceding Company and the Reinsurer shall not be deemed “Affiliates” for purposes of this Agreement.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Allocation Percentage” shall mean the percentages set forth in Schedule VIII for the Trust Deposit and the Funds Withheld Account.

“Asset Reserves” shall have the meaning specified in Schedule XI.

“Authorized Representative” shall have the meaning specified in Section 14.01(a)(i).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by Law to close in New York, New York.

“Ceding Commission” shall mean the percentage initially as set forth on Schedule VII, as may be amended by mutual agreement of the parties from time to time.

“Ceding Company” shall have the meaning specified in the Preamble hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Covered Business” shall have the meaning specified in Section 2.01(b)(i).

“Crediting Rate” shall be the percentage determined based on the procedures set forth on Schedule V.

“Custodian” shall have the meaning specified in Section 8.02.

“Effective Date” shall have the meaning specified in the Preamble hereto.

“Excluded Liabilities” shall mean without duplication (a) all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations, (b) any liabilities resulting from any change to the terms of any Reinsured Policy after the Effective Date, unless such change is required by applicable Law or by the express terms of the Reinsured Policies, or has been approved in writing in advance by the Reinsurer, (c) any ex gratia payments made by the Ceding Company (i.e., payments the Ceding Company is not required to make under the terms of the Reinsured Policies) unless such payment has been approved in writing in advance by the Reinsurer, or is set forth in Schedule IV.

“Extra-Contractual Obligations”  shall mean any and all costs, expenses, damages, liabilities or obligations of any kind or nature which are not contractually covered by the terms and conditions of the Reinsured Policy, except those which are required, imposed or mandated by a Governmental Entity.

“Factual Information” shall have the meaning specified in Section 16.01(d).

“Fair Market Value”  means with respect to any asset, and as of any date of determination, the price that would be received in a sale of such asset in accordance with GAAP accounting at the determination date (the “Price”), determined as: (i) for liquid assets, the Price for such asset as published by a nationally recognized pricing service where such prices are available and (ii) otherwise, the Price for such asset as determined by a qualified independent securities valuation firm, each pricing service or valuation firm to be selected by the Investment Manager with the consent of the Ceding Company, such consent not to be unreasonably withheld, conditioned or delayed. In the event that the Ceding Company and the Investment Manager cannot agree on a valuation firm, such valuation firm shall be Houlihan Lokey.  The “fair market value” of any asset shall include any accrued but unpaid interest or dividend on such asset.

“Funds Paid Coinsurance” means Coinsurance as defined in Nebraska SAP 61R in which the reinsurance premium is paid to the Reinsurer rather than withheld in a funds withheld account or Modco deposit.

“Funds Paid Conversion Date” shall have the meaning specified in Section 3.03.

“Funds Withheld Account” shall have the meaning specified in Section 8.02(a).

“Funds Withheld Account Balance” shall mean the Statutory Carrying Value of assets in the Funds Withheld Account, as of any date of determination.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.

“Governmental Entity” shall mean any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof.

“Initial Settlement Amount” shall have the meaning set forth in Section 3.02.

“Initial Settlement Date” shall mean April 10, 2020.

“Investment Guidelines” shall be as set forth in the Investment Management Agreement, as may be amended from time to time.

“Investment Manager” shall have the meaning specified in Schedule XIV.

“Investment Management Agreement”  shall have the meaning specified in Schedule XIV (as may be amended or supplemented from time to time).

“Investment Management Agreement FW” shall have the meaning specified in Schedule XIV (as may be amended or supplemented from time to time).

“Kansas SAP” shall mean the statutory accounting principles and practices prescribed or permitted for Kansas domiciled life insurance companies by the Kansas Department of Insurance, or, if different, of the state of domicile of the Reinsurer, consistently applied.

“Law” shall mean any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Leverage Measure” shall have the meaning set forth in Schedule X.

“Leverage Measure Limit” shall have the meaning set forth in Schedule X.

“Loss”  or “Losses”  shall mean claim payments (including returns and waivers of premium and other adjustments), Loss Adjustment Expenses, and reasonable legal fees and settlements, assessments, fines, penalties and filing fees, in each case, actually incurred by, and as determined by, the Ceding Company in good faith but in any event excluding Extra Contractual Obligations other than Reinsurer Extra Contractual Obligations.

“Loss Adjustment Expenses”  shall mean loss adjustment expenses incurred in investigating, processing and settling losses that can be attributed to specific claims, including payments to outside vendors, such as lawyers and independent claim adjusters.

“Monthly Accounting Period” shall have the meaning specified in Section 7.01(a).

“Monthly Settlement” shall mean the making of all payments and adjustments specified in Section 7.03, including, without limitation, Account Adjustments.

“Nebraska SAP” shall mean the statutory accounting principles and practices prescribed or permitted for Nebraska domiciled life insurance companies by the Nebraska Department of Insurance, or, if different, of the state of domicile of the Ceding Company, consistently applied.

“Net Statutory Reserves”  shall mean the statutory reserves of the Ceding Company in respect of the Reinsured Policies, which shall be calculated in good faith in accordance with Nebraska SAP and determined in a manner consistent with the Ceding Company’s historical practices; provided,  however, that Net Statutory Reserves shall not include  (a) any asset valuation reserves (as used in connection with Nebraska SAP) established by the Ceding Company, (b) any interest maintenance reserves (as used in connection with Nebraska SAP) established by the

Ceding Company, (c) any additional actuarial reserves (as used in connection with Nebraska SAP), if any, established by the Ceding Company as a result of its annual cash flow testing or (d) any other reserve not directly attributable to specific Reinsured Policies.

“Non-Guaranteed Elements”  shall have the meaning specified in Schedule XV.

“Non-Public Personal Information” shall have the meaning specified in Section 17.10.

“Permits” shall mean any licenses, certificates of authority or other similar certificates, registrations, franchises, permits, approvals or other similar authorizations issued to a Person by a Governmental Entity.

“Permitted Assets” shall mean any asset which: (i) is a permitted asset under applicable Law, (ii) is an admitted asset of the Ceding Company under the applicable Laws of the State of Nebraska, (iii) is an admitted asset of the Reinsurer under the applicable Laws of the State of Kansas, and (iii) is permitted under the Investment Guidelines set forth in the Investment Management Agreement, and (iv) solely with respect to the Accounts, is a permissible asset to provide credit for reinsurance with respect to the Trust Deposit or Funds Withheld Account (as the case may be) under Nebraska SAP.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

“Policy Expenses” shall have the meaning specified in Section 5.01.

“Proprietary Information” shall have the meaning specified in Section 17.10(a).

“Quota Share” shall have the meaning specified in Schedule V.

“Recapture Effective Date” shall mean the date on which the liability of the Reinsurer with respect to all of the Reinsured Liabilities is terminated pursuant to Section 11.02 or the effective date of the rejection of this Agreement by any Receiver or of a recapture in full.

“Receiver” shall have the meaning specified in Section 11.03(a).

“Reinsurance Premiums” shall mean the Quota Share of the premiums, policy loan principal and interest payments, and other fees, amounts, payments, and collections received by the Ceding Company with respect to the Reinsured Policies.

 “Reinsured Liabilities” shall mean the Quota Share of (a) Losses and liabilities of the Ceding Company with respect to the Reinsured Policies, (b) the Reinsurer Extra-Contractual Obligations divided by the applicable Quota Share, (c) liabilities with respect to premium taxes payable by the Ceding Company to the extent relating to premiums with respect to the Reinsured Policies and (d) trail commissions payable to producers with respect to the Reinsured Policies and other commissions payable with respect to premiums received by the Ceding Company after the Effective Date and paid to the Reinsurer; provided, that in no event shall “Reinsured Liabilities” include any Excluded Liabilities.

“Reinsured Policies” shall mean  insurance policies of the Ceding Company that are issued on or after the Effective Date and ceded in accordance with the provisions of this Agreement (including without limitation Schedule V) and including any riders that are listed on Schedule I and any amendments or endorsements attached thereto as of the Effective Date.  For avoidance of doubt, Reinsured Policies includes riders and endorsements.

“Reinsurer” shall have the meaning specified in the Preamble hereto.

“Reinsurer Extra-Contractual Obligations” shall mean Extra-Contractual Obligations relating to the Reinsured Policies to the extent caused by, arising from or related to any act of, or failure to act by, the Reinsurer or any of its Affiliates following the Effective Date.

 “Statutory Carrying Value” shall mean, with respect to any asset, as of the relevant date of determination, the carrying value amount permitted to be carried by the Ceding Company as an admitted asset consistent with Nebraska SAP in its statutory financial statements.

“Terminal Accounting Report” shall have the meaning specified in Section 11.03(a).

“Treasury Regulations” shall mean all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trust Agreement” shall mean the agreement among the Ceding Company, the Reinsurer and the Trust Deposit Trustee which is attached hereto as Exhibit B.

“Trust Deposit” shall have the meaning specified in Section 8.01(a).

“Trust Deposit Balance” shall mean the Statutory Carrying Value of assets in the Trust Deposit, as of any date of determination.

“Trust Deposit Trustee” shall have the meaning specified in Section 8.01(a).

Section 1.02Other Definitional Provisions.

(a)For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement, unless otherwise indicated.

(b)Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)The term “including” means “including but not limited to.”

(d)The Schedules and Exhibits hereto are hereby incorporated by reference into the body of this Agreement.

(e)All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(f)All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Exhibit, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

(g)Any reference to an agreement, statute, regulation or rule is to the same as amended from time to time, and at any time.

ARTICLE II

COVERAGE

Section 2.01Scope and Basis of Reinsurance.

(a)This Agreement shall be effective as of 12:00:01 a.m. Eastern Time on the Effective Date.

(b) Cession:

(i)Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Ceding Company shall automatically cede, and the Reinsurer shall automatically reinsure, on a funds paid coinsurance basis the Reinsured Liabilities (the “Covered Business”).

(ii)Reserved

(c)Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Reinsurer shall follow the fortunes of the Ceding Company, and to that end the Reinsurer’s liability for the Reinsured Policies shall be identical to that of the Ceding Company and shall be subject to the same risks, terms, conditions, interpretations, waivers, modifications, alterations and cancellations to which the Ceding Company is subject with respect to the Reinsured Policies, subject in each case to the Ceding Company’s duty to adhere to its obligations pursuant to Article X.

(d)Notwithstanding anything to the contrary herein, the Reinsurer shall not be liable for any Excluded Liabilities.

Section 2.02Policy Changes.

(a)The Ceding Company shall not, without the prior written consent of the Reinsurer, terminate, amend, modify or waive any provision or provisions of the Reinsured Policies, except to the extent required by a Governmental Entity.

(b)Any such terminations, amendments, modifications or waivers made without the prior written consent of the Reinsurer shall be disregarded for purposes of this Agreement, and the reinsurance with respect to the affected Reinsured Policy will continue as if such termination, amendment, modification or waiver had not been made.

Section 2.03Reinstatement of Surrendered Policies.  If a Reinsured Policy that has been surrendered (other than in connection with a surrender upon maturity) is reinstated according to its terms and the Ceding Company’s reinstatement policies, the Reinsurer will, upon notification, automatically reinstate the reinsurance with respect to such Reinsured Policy; provided, that, to the extent that the reinstatement of such Reinsured Policy requires payment of premiums in arrears or reimbursement of claims paid, the Ceding Company shall pay to the Reinsurer all Reinsurance Premiums in arrears and Reinsurer shall pay all reimbursements of Reinsured Liabilities paid on such Reinsured Policy.

Section 2.04Misstatement of Fact.  In the event of a change in the amount payable under a Reinsured Policy due to a misstatement of fact by a policyholder, the Reinsurer’s liability with respect to such Reinsured Policy will change proportionately.  Such Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Reinsurance Premiums, without interest, will be made.

Section 2.05Non-Guaranteed Elements.  The Ceding Company will be responsible for determining the Non-Guaranteed Elements of the Reinsured Policies in good faith and consistent with its standard business practices;  provided, that the Reinsurer shall be permitted to provide recommendations regarding the Non-Guaranteed Elements and, to the extent such recommendations comply with applicable Law, generally accepted actuarial standards of practice, the terms of the Reinsured Policies and the Ceding Company’s internal policies the Ceding Company shall not unreasonably take any actions that contravene such recommendations and shall promptly incorporate such recommendations.  If the Ceding Company fails to adhere to such recommendations in any material respect, then the Ceding Company shall promptly notify the Reinsurer in writing of such failure. Crediting Rates shall be subject to Section 2.06 exclusively and not to this Section 2.05.

Section 2.06Crediting Rates.  The Ceding Company and the Reinsurer shall establish the Crediting Rate on any date of determination as set forth based on the procedures in Schedule V.

Section 2.07Programs of Internal Replacement.  The Ceding Company shall not solicit, or allow any of its Affiliates to solicit, directly or indirectly, policy holders of the Reinsured Policies in connection with any program of internal replacement without the prior written consent of the Reinsurer.  The term “program of internal replacement” means any program sponsored or supported by the Ceding Company or any of its Affiliates that is offered to a class of policy owners and in which a Reinsured Policy or a portion of a Reinsured Policy is exchanged for another policy that is written by the Ceding Company or any Affiliate of the Ceding Company or any successor or assignee of any of them.

Section 2.08RESERVED

Section 2.09RESERVED

Section 2.10RESERVED

Section 2.11Valuation of Liabilities.  The Ceding Company shall calculate the Net Statutory Reserves with respect to the Reinsured Policies in good faith in accordance with Nebraska SAP and determined in a manner consistent with the Ceding Company’s historical practices; provided, that, the Ceding Company shall provide the Reinsurer supporting information promptly upon request and in the event there is a disagreement with respect to the calculation, the Dispute Resolution procedures herein shall be applied.

Section 2.12Credit For Reinsurance.  In the event the Ceding Company does not receive credit for reinsurance in its statutory financial statements for the Reinsured Liabilities, the parties shall amend this Agreement and take such commercially reasonable actions as are required to provide the Ceding Company with full credit for the reinsurance ceded hereunder.

Section 2.13Reserved.

Section 2.14Options Budget and Payoff for FIA.

(a)     With respect to FIA Reinsured Policies, the Ceding Company shall purchase derivatives in respect of the Reinsured Policies (each, a “Hedge” and collectively, the “Hedges”), in the form of futures contracts and equity index options, to hedge index risk associated with the Reinsured Policies.

(b)      The Reinsurer shall pay to the Ceding Company for each accounting period, in accordance with Section 7.3, the Quota Share of all amounts becoming due in connection with the purchase of derivatives by the Ceding Company (the “Option Budget”), as defined in Schedule XII.

(c)The Ceding Company shall pay to the Reinsurer for each accounting period, in accordance with Section 7.3, the Quota Share of all amounts becoming due and payable to the Ceding Company during the applicable period in connection with the exercise by the Ceding Company or maturity of any Hedges, whether or not collected (the “Option Payoff”), as defined in Schedule XII.

(d)The Option Budget payable by the Reinsurer to the Ceding Company pursuant to subsection (b) above shall be paid without regard to the actual costs paid by the Ceding Company for the Hedges purchased. The Option Payoff payable by the Ceding Company to the Reinsurer pursuant to subsection (c) above shall be paid without regard to the actual proceeds received by the Ceding Company with respect to the Hedges collected.  The Ceding Company shall have no obligation to pay to the Reinsurer any portion of the actual proceeds received by the Ceding Company with respect to the Hedges, or any other amounts in respect of the Hedges, other than the Option Payoff amounts.  For the avoidance of doubt, the Reinsurer has no liability for any hedge effectiveness and hedging is assumed to be 100% effective for purposes of Settlement.

(e)The Ceding Company shall use reasonable care in its hedging activities with respect to the Reinsured Policies, and such activities shall (a) be conducted in good faith and (b) conform with Applicable Law.

(f)With respect to a FIA Fixed Interest Account, the Reinsurer shall pay the Option Budget to the Ceding Company and the Ceding Company shall pay an Option Payoff to the Reinsurer equal to the actual fixed interest rate established by the Ceding Company at each Reinsured Policy anniversary or upon death, surrender, or partial surrender as would be due to the policyholder under the terms of such policy.

ARTICLE III

REINSURANCE PREMIUMS

Section 3.01Reinsurance Premiums.  The payment of Reinsurance Premiums is a condition precedent to the liability of the Reinsurer under this Agreement.   All Reinsurance Premiums shall be payable in accordance with this Section on the Initial Settlement Date and in accordance with Section 7.03.

Section 3.02Initial Settlement Amount.

(a)On the Initial Settlement Date, the Ceding Company shall (i) retain in the Funds Withheld Account and (ii) transfer to the Trust Deposit (in accordance with the Allocation Percentage) an amount equal to $ $13,542,324.63  (the “Initial Settlement Amount”) calculated based on the line items set forth in Schedule III-A,  as agreed upon the parties in good faith on the Covered Business.

(b)A list of the assets to be deposited in the Trust Deposit and the Funds Withheld Account in payment of the Initial Settlement Amount is set forth on Schedule III-B attached hereto.

(c)The Reinsurer shall deposit into the Trust Deposit amounts set forth on Schedule XIII on the Initial Settlement Date.

Section 3.03Funds Paid Conversion.

(a)Upon a representation and warranty by the Reinsurer that it is a “Qualified Institutional Buyer” as defined in SEC Rule 144A, the coinsurance provided under this Reinsurance Treaty shall be entirely on a Funds Paid Coinsurance basis.  Accordingly, the Ceding Company shall promptly thereafter transfer to the Trust Deposit the cash or assets held in the Funds Withheld Account (the completion of which shall be the “Funds Paid Conversion Date”).  The assets shall be transferred at Fair Market Value. Any difference between the Fair Market Value and the Statutory Carrying Value of the assets transferred shall be accounted for in the Ceding Company’s IMR.  The assets so transferred to the Trust Deposit shall be carried at a new Statutory Carrying Value equal to the Fair Market Value at the time of transfer to the Trust Deposit.

ARTICLE IV

CEDING COMMISSION

Section 4.01Ceding Commission.  The Reinsurer shall pay to the Ceding Company the Ceding Commission on all Reinsurance Premiums paid to the Reinsurer (including on the Initial Settlement Date).   For avoidance of doubt, the Ceding Company may withhold the Ceding Commission amount from the Reinsurance Premiums owed to the Reinsurer, and the Reinsurer’s payment obligation shall thereupon be deemed satisfied.

ARTICLE V

ADMINISTRATION FEE

Section 5.01Policy Expenses.  The Reinsurer shall pay the ceding company an administrative expense fee (“Policy Expenses”) to cover the cost of providing all administrative and other services necessary or appropriate in connection with the administration and distribution (including the product development fee) of the Reinsured Policies and the Reinsured Liabilities, determined in accordance with Schedule II attached hereto.

(a)Reserved.

(b)With respect to Covered Business, the Reinsurer shall pay the Policy Expenses on a monthly basis.

(c)Policy Expenses shall be payable by the Reinsurer to the Ceding Company in accordance with Section 7.03.

ARTICLE VI

REINSURED LIABILITIES

Section 6.01Reinsured Liabilities.  Subject to Sections 6.02 and 6.03, the Reinsurer shall pay to the Ceding Company all Losses on Reinsured Liabilities.

Section 6.02Claims Settlement.

(a)Subject to Section 6.02(b) and 6.03, the Ceding Company shall be responsible for the settlement of claims with respect to the Reinsured Liabilities in accordance with Article X, applicable Law and the terms and conditions of the Reinsured Policies.

(b)The Ceding Company shall notify the Reinsurer in writing if the Ceding Company determines that a claim for payment under a Reinsured Policy either requires investigation or should be contested or denied.  The Reinsurer and the Ceding Company shall consult in good faith regarding the disposition of any such claim.  The Reinsurer may, but shall not be required to, recommend to the Ceding Company how to handle such claim.  In the event of any disagreement between the Ceding Company and the Reinsurer as to the validity or amount of such a claim, the Ceding Company shall have final authority over the disposition of such claim.

Section 6.03Recoveries.  Subject to Section 6.02(b), if the Ceding Company obtains any recoveries in respect of a claim with respect to the Reinsured Liabilities paid by it in accordance with the terms of any Reinsured Policy, the Ceding Company shall promptly pay to the Reinsurer such recoveries (“Recoveries”).

ARTICLE VII

REPORTING AND SETTLEMENTS

Section 7.01Ceding Company Reporting.

(a)Within ten (10) Business Days of the Initial Settlement Date and within five (5) Business Days following the end of each calendar month following the Initial Settlement Date, the Ceding Company shall deliver to the Reinsurer a monthly accounting report (a “Monthly Accounting Report”) substantially in the form set forth in Exhibit A for such calendar month (a “Monthly Accounting Period”).  The parties shall from time to time amend Exhibit A as necessary to appropriately effectuate the terms and conditions of this Agreement and to ensure the accounting and settlements made hereunder are correctly computed.  The net amount due as set forth in such Monthly Accounting Report shall be due within three (3) Business Days following the date of delivery of such Monthly Accounting Report.

(b)Reserved

(c)Within ten (10) Business Days following the end of each Monthly Accounting Period or Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, a report of the Reinsured Policies in the form as mutually agreed by the parties.

(d)The Reinsurer shall deliver to the Ceding Company, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, within six (6) Business Days following the end of each Monthly Accounting Period or the Recapture Effective Date, an investment accounting report of the assets held in the Trust Deposit (or Funds Withheld Account, if prior to the Funds Paid Conversion Date)  which shall include the holdings, Statutory Carrying Value, and such other information agreed to by the parties in each case, on a CUSIP level.

(e)The Ceding Company shall deliver to the Reinsurer: (i) within five (5) Business Days following the filing of the Ceding Company’s unaudited annual statement with the Nebraska Department of Insurance but no later than March 20 of each year, a copy of such unaudited annual statement; (ii) within five (5) Business Days of the filing of the Ceding Company’s audited annual statutory financial statements with the Nebraska Department of Insurance but no later than June 20 of each year, a copy of such annual statutory financial statements; and (iii) within five (5) Business Days following the filing of the Ceding Company’s unaudited quarterly statutory financial statements with the Nebraska Department of Insurance but no later than sixty (60) calendar days following the end of each calendar quarter, a copy of such unaudited quarterly statutory financial statements.

(f)Upon request, the Ceding Company will, within a reasonable timeframe, promptly provide the Reinsurer with any additional information related to the Reinsured Policies reasonably available to the Ceding Company and not reasonably available to the Reinsurer which the Reinsurer requires in order to complete its financial statements or is otherwise required to comply with regulatory requirements.  The Reinsurer will identify and communicate any such requests to the Ceding Company sufficiently in advance of any required deadlines such that the applicable information and timing for the provision thereof can be mutually agreed by the parties.

Section 7.02Reinsurer Reporting.

(a)The Reinsurer shall deliver to the Ceding Company: (i) within five (5) Business Days of the filing of the Reinsurer’s audited annual financial statements with the State of Kansas or such other state regulator with authority over the Reinsurer (the “Reinsurer Regulator”) but no later than June 20 of each year, a copy of such annual financial statements; (ii) within fifteen (15) Business Days following the end of each calendar quarter a calculation of its Leverage Measure,  and (iii) within five (5) Business Days following the filing of the Reinsurer’s unaudited quarterly financial statements with the Reinsurer Regulator but no later than sixty (60) calendar days following the end of each calendar quarter, a copy of such unaudited quarterly financial statements.

Section 7.03Settlements & Adjustments.

(a) Following the Initial Settlement Date, there shall be payments between the Ceding Company and the Accounts based on the following:

(i)Additional Premiums and Other Recoveries.  On a weekly basis, the Ceding Company shall deliver into the Accounts based on the Allocation Percentage the Reinsurance Premiums and Recoveries received in connection with the  Covered Business.

(ii)Payments due from Accounts.  On any day the Ceding Company may withdraw funds from the Accounts to pay amounts due from the Reinsurer and as such the Accounts  Balance will be decreased by an amount equal to any payments due from the Reinsurer to the Ceding Company hereunder.  All such payments will be effectuated in cash or by the liquidation of assets (at the direction of the Investment Manager) in the applicable Account(s) into cash (in the event there is insufficient cash in the account) in an amount sufficient to pay all amounts owed by the Reinsurer to the Ceding Company and the transfer of such cash to the Ceding Company in settlement of the payments due from the Reinsurer to the Ceding Company.

(b)As of the end of each Monthly Accounting Period, there shall be payments between the Reinsurer and the Accounts based on the following, fifteen  (15) Business Days following the delivery of each Monthly Accounting Report:

(i) Payments to the Trust Deposit.

(A)In the event the Leverage Measure is less than the Leverage Limit,  such amount necessary to cure such limit breach shall be paid by the Reinsurer promptly and in any event, within 15 Business Days and such payment deposited into the Trust Deposit.  Any assets other than cash that are deposited into the Trust Deposit must satisfy clause (iv) of the definition of Permitted Asset and shall be valued according to Fair Market Value.

(ii)Payments to the Reinsurer.

(A)After the first anniversary of this Agreement, if the Leverage Measure is greater than the Leverage Limit, such overage may be requested by the Reinsurer to be withdrawn from the Trust Deposit; provided any payment made hereunder in assets other than cash shall be at the Fair Market Value of such asset.

(c)As of the end of each Monthly Accounting Period prior to the Funds Paid Conversion Date, there shall be payments between the Trust Deposit and the Funds Withheld Account based on the following, fifteen (15) Business Days following the delivery of each Monthly Accounting Report:

(i)Payments to the Funds Withheld Account.  In the event the Accounts Required Reserves-Funds Withheld is greater than the Funds Withheld Account Balance, such positive difference shall be paid from the Trust Deposit to the Funds Withheld Account.

(ii)Payments to the Trust Deposit.  In the event the Funds Withheld Account Balance is greater than the Accounts Required Reserves-Funds Withheld, such positive difference shall be paid from the Funds Withheld Account to the Trust Deposit.

(d)Other.

(i)Except as otherwise set forth herein, any amount due under this Agreement shall be paid by wire transfer of immediately available funds to the account or accounts designated by the recipient thereof.

ARTICLE VIII

THE TRUST DEPOSIT, THE FUNDS WITHHELD ACCOUNT, AND INVESTMENT MANAGEMENT AGREEMENT

Section 8.01Trust Deposit.

(a) Prior to the Initial Settlement Date, the Ceding Company and the Reinsurer shall establish a funds paid coinsurance account (the “Trust Deposit”) to hold the funds paid coinsurance deposit on the books and records of the Reinsurer with the Reinsurer as grantor thereof, and the Ceding Company as beneficiary.  The Trust Deposit shall be established with Capitol Federal Savings Bank (as trustee of such trust account, the “Trust Deposit Trustee”) under the terms of the Trust Agreement.

(b)The Trust Deposit and the assets maintained therein will be owned and maintained by the Reinsurer and will be subject to the terms of the Trust Agreement and used exclusively for the purposes set forth in this Agreement.  The assets maintained in the Trust Deposit shall be invested by the Investment Manager and consist only of Permitted Assets, and the Permitted Assets shall be valued, for the purposes of this Agreement, according to their Statutory Carrying Value.

(c)Notwithstanding any other provision hereof, assets held in the Trust Deposit may be withdrawn by the Ceding Company at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only in accordance with Section 7.03.

(d)Determinations of statutory impairments of assets maintained in the Trust Deposit shall be made by the Ceding Company and shall be (i) based upon the statutory rules and guidelines and the impairment policy used by the Ceding Company and its auditors for purposes of calculating statutory impairments reflected in the Ceding Company’s statutory financial statements and (ii) subject to consultation between the Investment Manager, the Reinsurer and the Ceding Company.  The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets maintained in the Trust Deposit have become impaired for purposes of determining Statutory Carrying Value.  Such notice shall describe any such assets, the reason for the impairment and the effect on Statutory Carrying Value of such assets.

(e)The Reinsurer shall bear the administrative costs and expenses related to the establishment and maintenance of the Trust Deposit, including the fees of the Trust Deposit Trustee to the extent relating to the Trust Deposit.

(f)The performance of the assets maintained in the Trust Deposit, including of all investment income paid or accrued, investment gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer.

Section 8.02Funds Withheld Account.

(a) Prior to the Initial Settlement Date, the Ceding Company shall establish a sub-account with a unique account number on its balance sheet (the “Funds Withheld Account”) with assets to be settled as set forth in Section 8.02(b).

(b)The Funds Withheld Account and the assets maintained therein will be owned and maintained by the Ceding Company until settled in accordance with this section and will be used exclusively for the purposes set forth in this Agreement.  The assets maintained in the Funds Withheld Account shall be invested by the Investment Manager pursuant to the Investment Management Agreement and consist only of Permitted Assets, and the Permitted Assets shall be valued, for the purposes of this Agreement, according to their Statutory Carrying Value.

(c)Notwithstanding any other provision hereof, assets held in the Funds Withheld Account may be withdrawn by the Ceding Company at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only in accordance with Section 7.03.

(d)Determinations of statutory impairments of assets maintained in the Funds Withheld Account shall be made by the Ceding Company and shall be (i) based upon the statutory rules and guidelines and the impairment policy used by the Ceding Company and its auditors for purposes of calculating statutory impairments reflected in the Ceding Company’s statutory financial statements and (ii) subject to consultation between the Investment Manager, the Reinsurer and the Ceding Company.  The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets maintained in the Funds Withheld Account have become impaired for purposes of determining Statutory Carrying Value.  Such notice shall describe any such assets, the reason for the impairment and the effect on Statutory Carrying Value of such assets.

(e)The Ceding Company shall bear the administrative costs and expenses related to the establishment and maintenance of the Funds Withheld Account, including the fees of the Custodian to the extent relating to the Funds Withheld Account.

(f)The performance of the assets maintained in the Funds Withheld Account, including of all investment income paid or accrued, investment gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer.

Section 8.03Reserved.

Section 8.04Investment Management Agreement.

(a)Pursuant to the Investment Management Agreement, the Reinsurer has appointed the Investment Manager to provide investment management services with respect to the assets maintained in the Trust Deposit account.  The Reinsurer shall not amend, modify or change the terms of the Investment Management Agreement, including the investment guidelines attached as an exhibit thereto, or remove or replace the Investment Manager without the prior written consent of the Ceding Company.  If the Ceding Company and the Reinsurer agree to any amendments, modifications or changes to the investment management agreement, then the Reinsurer shall propose such changes in writing to the Investment Manager in accordance with the terms of the Investment Management Agreement.  The Reinsurer shall not propose any additional limitations (including with respect to asset allocations) on the assets maintained in the Trust Deposit account without the prior written consent of the Ceding Company.  In the event that the Investment Manager is removed or resigns, the Ceding Company and the Reinsurer shall mutually agree (in good faith) on a replacement investment manager.  The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer.

(b)Pursuant to the Investment Management Agreement FW, the Ceding Company has appointed the Investment Manager as investment manager to provide investment management services with respect to the assets maintained in the Funds Withheld Account.  The Ceding Company shall not amend, modify or change the terms of the Investment Management Agreement, including the Investment Guidelines attached as an exhibit thereto, or remove or replace the Investment Manager without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld.  If the Ceding Company and the Reinsurer agree to any amendments, modifications or changes to the investment management agreement, then the Ceding Company shall propose such changes in writing to the Investment Manager in accordance with the terms of the Investment Management Agreement.  The Ceding Company shall not propose any additional limitations (including with respect to asset allocations) on the assets maintained in the Funds Withheld Account without the prior written consent of the Reinsurer.  In the event that the Investment Manager is removed or resigns, the Ceding Company and the Reinsurer shall mutually agree (in good faith) on a replacement investment manager.  The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer.

ARTICLE IX

 [RESERVED]

ARTICLE X

ADMINISTRATION

Section 10.01Policy Administration.  The Ceding Company shall provide all required, necessary and appropriate claims, administrative and other services, including reporting under Article VII, with respect to the Reinsured Policies and the Accounts.  The Ceding Company shall conduct its administration and claims practices with respect to the Reinsured Policies (a) with a level of skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in similar circumstances, (b) in accordance with applicable Law and the terms of the Reinsured Policies, and (c) in a manner no less favorable to the Reinsurer and the Reinsured Policies than those used by the Ceding Company with respect to other policies of the Ceding Company not reinsured by the Reinsurer hereunder or other hedges of the Ceding Company.  The

Ceding Company shall not outsource any administrative functions or claims administration to a non-affiliate with respect to the Reinsured Policies or this Agreement without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld.  If the Reinsurer consents to any outsourcing of any administrative functions or claims administration with respect to the Reinsured Policies or this Agreement, the Ceding Company shall secure the Reinsurer’s right to audit and inspect the party performing such outsourced services.

Section 10.02Record-Keeping.

(a)Each of the Ceding Company and Reinsurer shall maintain all records and correspondence for services performed by such party hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record- keeping.  In addition, such records shall be made available for examination, audit, and inspection by the other party, or the department of insurance of any jurisdiction within which either the Ceding Company or the Reinsurer operates.  The Ceding Company and the Reinsurer further agree that in the event of the termination of this Agreement, any such records solely in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Ceding Company unless otherwise instructed.

(b)The Ceding Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies and the Accounts, including associated documentation, and shall make such documentation available for examination and inspection by the Reinsurer.  All reports provided by the Ceding Company pursuant to Article VII shall be prepared in accordance with such system and procedures and shall be consistent with the Ceding Company’s books and records.

ARTICLE XI

TERM AND TERMINATION

Section 11.01Duration of Agreement.

(a)This Agreement shall continue in force until such time as (i) the Ceding Company has no further liabilities or obligations with respect to the Reinsured Liabilities  or (ii) the Agreement is terminated by mutual agreement of the parties.

(b)Subject to any limitations in Schedule V, the Ceding Company is obligated to cede and the Reinsurer is obligated to accept new business under this Agreement until (i) the Agreement is terminated as to new business on 30 days prior written notice by either the Ceding Company or the Reinsurer or (ii) the Agreement is terminated as to new business on 30 days prior written notice by the Ceding Company following the Reinsurer failing to maintain its Leverage Measure at or above the Leverage Measure Limit.

Section 11.02Recapture.

(a)Neither party shall be permitted to cause a recapture of the Reinsured Policies except in accordance with this Section 11.02.  For the avoidance of doubt, neither party shall be permitted to cause a partial recapture of the Reinsured Policies pursuant to this Section 11.02 other than as set out in 11.02(c) or 11.02(f).

(b)Recapture for Non-Payment.  Either party may cause the Reinsured Policies to be recaptured in full and this Agreement to be terminated as to all Reinsured Policies if the other party fails to pay any amounts due under this Agreement within thirty (30) calendar days following written notice of non-payment from the non-defaulting party.  The Ceding Company may cause the Reinsured Policies to be recaptured in full and this Agreement to be terminated as to all Reinsured Policies if the Reinsurer breaches in any material respect any representation, warranty or covenant under this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice thereof.

(c)Recapture of Renewals.  In the event that this Agreement has been terminated with respect to new business under 11.01(c), the Ceding Company may recapture any Reinsured Policy under this Agreement that is either subject to a renewal under its terms for MYGAs or out of its surrender charge period for FIAs; provided the Ceding Company must provide notice to the Reinsurer no later than 10 Business Days prior to the maturity date of each such Reinsured Policy.

(d)Recapture by Ceding Company for Other Material Breach.  The Ceding Company may terminate this Agreement and recapture all of the Reinsured Policies in the event the Reinsurer materially breaches this Agreement and fails to substantially cure such material breach within thirty (30) calendar days following written notice thereof from the Ceding Company.

(e)Recapture for Insolvency of Reinsurer.  The Ceding Company may terminate this Agreement and recapture all of the Reinsured Policies in the event that the Reinsurer becomes insolvent (as set forth in Article XIV) by providing the Reinsurer or its Authorized Representative with written notice of recapture within thirty days of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination.  The recapture will be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination.  Any requirement for a notification period prior to the termination of this Agreement shall not apply under such circumstances.

(f)Hedging Recapture Event.  The Ceding Company may recapture any FIA Reinsured Policy under this Agreement that has a Guaranteed Minimum Cash Surrender Value that is greater than its Contract Value as such terms are defined in the Reinsured Policy form; and provided the Ceding Company complies with such required timing of notice set out in Schedule XII.

Section 11.03Recapture Payment.

(a)In the event the Reinsured Policies are recaptured in full (including if this Agreement is rejected by any liquidator, receiver, rehabilitator, trustee or similar Person acting on behalf of the Ceding Company (a “Receiver”)), a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the Ceding Company in accordance with Article VII, which calculations shall be as of the Recapture Effective Date.  Within ten (10) Business Days following the later of the Recapture Effective Date or becoming aware that a recapture event has occurred, the Ceding Company shall deliver to the Reinsurer a final Monthly Accounting Report starting as of the prior Monthly Accounting Report and ending on the Recapture Effective Date (the “Terminal Accounting Report”), and all amounts required to be paid in connection with the final settlement (including all Account Adjustments) set forth in such Terminal Accounting Report shall be paid in accordance with Section 7.03 as if the Recapture Effective Date were the end of the month.

In addition to all amounts required to be paid in connection with the final settlement, the Reinsurer shall pay an amount equal to the Accounts Required Reserves to the Ceding Company, such payment to be effectuated by the Ceding Company retaining assets in the Accounts with an aggregate fair value equal to the Accounts Required Reserves.  Following the making of all payments required to be made by the Reinsurer hereunder (including any Account Adjustments  and the payment of the Accounts Required Reserves to the Ceding Company) any remaining assets in the Accounts shall be delivered to one or more accounts as directed by the Reinsurer.

(b)Either party’s right to terminate the reinsurance provided hereunder will not prejudice its right to collect amounts owed to it hereunder, including applicable interest as specified in Section 17.02, for the period during which such reinsurance was in force, through and including any notice period.

(c)In the event of a renewal recapture under Section 11.02(c) or a hedging recapture under 11.02(f), the Reinsured Liability to such Reinsured Policy shall be extinguished upon the Reinsurer’s settlement of those items in Section 7.03 and the payment of the Quota Share of the Net Statutory Reserves with respect to the recaptured policy (such payment to be effectuated by the Ceding Company retaining assets in the Accounts with an aggregate book value equal to the Net Statutory Reserves), and in each case, solely related to such Reinsured Policy.

(d)For the avoidance of doubt, in the event this Agreement terminates  for new business pursuant to Section 11.01 Reinsurer shall remain liable for the Reinsured Policies ceded hereunder in accordance with the terms of this Agreement.  Reinsurer shall have no further liabilities or obligations arising after the recapture date of any recaptured Reinsured Policies as provided for in Section 11.02.

Section 11.04Survival.  All provisions of this Agreement will survive any termination of this Agreement and recapture of the Reinsured Policies to the extent necessary to carry out the purpose of this Agreement.

ARTICLE XII

ERRORS AND OMISSIONS

Section 12.01Errors and Omissions.  Any unintentional or accidental failure to comply with the terms of this Agreement which is the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement; provided, that, upon discovery, the error shall be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred.  In the event a payment is corrected, the party receiving the payment shall be entitled to interest in accordance with Section 17.02.  Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.01Negotiation.

(a)Within fifteen (15) calendar days after the Reinsurer or the Ceding Company has given the other party written notification of a specific dispute arising out of or relating to this Agreement, each party will appoint a designated officer of its company to attempt to resolve such dispute.  The officers will meet at a mutually agreeable time and location as soon as reasonably possible but no later than thirty  (30) calendar days after such written notification and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute.  Any such meetings may be held by telephone or video conference.  The officers will discuss the matter in dispute and will negotiate in good faith without the necessity of formal arbitration proceedings.  During the negotiation process, all reasonable requests made by one officer to the other for information will be honored.  The specific format for such discussions will be decided by the designated officers.

(b)If the officers cannot resolve the dispute within thirty (30) calendar days of their first meeting, the dispute will be submitted to formal arbitration pursuant to Section 13.02, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) calendar days.

Section 13.02Arbitration; Waiver of Trial by Jury.

(a)It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement.  If the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, including the validity of this Agreement, and the dispute cannot be resolved through the negotiation process, then the dispute will be finally settled by arbitration in accordance with the provisions of this Section 13.02.

(b)To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party pursuant to Section 17.06 of its desire to arbitrate, stating the nature of the dispute and the remedy sought.

(c)Any arbitration pursuant to this Section 13.02 will be conducted before a panel of three arbitrators.  Each of the parties will appoint one arbitrator and the two so appointed will select the third arbitrator.  If either party refuses or fails to appoint an arbitrator within thirty  (30) calendar days after the other party has given written notice to such party of its arbitrator appointment, the party that has given notice may appoint the second arbitrator.  If the two arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the third arbitrator shall be selected by the ARIAS-U.S.  Umpire Selection Procedure in effect as of the date of this agreement (available at www.ARIAS-US.org), subject to the arbitrator qualification requirements of this paragraph.

(d)The arbitrators and umpire shall be active or retired, disinterested officers or directors of life insurance or reinsurance companies.  Officers or directors of the parties to this Agreement, their Affiliates or subsidiaries are not eligible to serve on the arbitration panel.

(e)Each arbitration hearing under this Agreement will be held on the date set by the arbitrators at a location mutually agreed upon by the parties or ordered by the arbitration panel.  In no event will the date of the organizational meeting be later than six (6) months after the appointment of the third arbitrator.  As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case.  Notwithstanding Section 17.17, t Title 9 (Arbitration) of the United States Code applies to this Section 13.02.

(f)The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the applicable insurance and reinsurance business rather than on strict interpretation of the law.    The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence.  The arbitrators shall enter an award which shall do justice between the parties and the award shall be supported by a  written opinion.  The decision of the arbitrators, or a majority of them, shall be final and binding on both parties.  Judgment may be entered upon the final decision of the arbitration panel.  The parties agree  that the venue for any matter relating to compelling arbitration or enforcing or vacating the judgment of an arbitration panel shall be the federal courts in the State of Nebraska, or the State courts of such State, and the parties hereby consent to such venue.  Each party hereby waives, to the fullest extent permitted by Law, any objection it may now or hereafter have to the laying of such venue, or any claim that a proceeding has been brought in an inconvenient forum.  For the avoidance of doubt, the parties retain the right to remove such matters from State court to the federal courts in the State of Nebraska.  In addition, the Ceding Company and the Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 17.06.

(g)In the absence of a decision to the contrary by the arbitration panel, or a majority thereof, each party shall bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees, and shall jointly and equally bear with the other party the expense of the third arbitrator.

(h)Waiver of Trial by Jury.  THE REINSURER AND THE CEDING COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

ARTICLE XIV

INSOLVENCY

Section 14.01Insolvency.

(a)A party to this Agreement will be deemed “insolvent” when it:

(i)applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;

(ii)is adjudicated as bankrupt or insolvent;

(iii)  files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar Law;

(iv)fails to maintain its Leverage Measure at or above the Leverage Measure Limit,  or

(v)becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

(vi)In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

(b)Insolvency of the Ceding Company.  In the event of the insolvency, liquidation or rehabilitation of the Ceding Company or the appointment of a liquidator, receiver or statutory successor of the Ceding Company, the reinsurance coverage provided hereunder shall be payable by the Reinsurer directly to the Ceding Company or to its liquidator, receiver or statutory successor except (1) when the contract or other written agreement specifically provides another payee of such reinsurance in the event of the insolvency of the ceding insurer or (2) when the assuming insurer, with the consent of the direct insured, has assumed such policy obligations of the ceding insurer as direct obligations of the assuming insurer to the payees under such policies and in substitution for the obligations of the ceding insurer to such payees, on the basis of the liability of the Ceding Company for the Reinsured Liabilities without diminution because of such insolvency, liquidation, rehabilitation or appointment or because such liquidator, receiver or statutory successor has failed to pay any claims or any portion thereof.  In any such event, the reinsurance being provided hereunder shall be payable immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any liquidator, receiver or statutory successor.  In any such event, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of each claim against the Ceding Company with respect to such Reinsured Liabilities within a reasonable time after each such claim is filed in the insolvency, liquidation or rehabilitation proceeding.  During the pendency of any such claims, the Reinsurer may, at its own expense, investigate such claim and interpose in the proceeding in which such claim is to be adjudicated any defense or defenses that the Reinsurer may reasonably deem available to the Ceding Company or its liquidator, receiver or statutory successor.  For the avoidance of doubt, the Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructuring of the Reinsured Policies, in each case, that are not otherwise expressly covered by this Agreement.

ARTICLE XV

TAXES

Section 15.01Taxes.   No taxes, allowances, or other expenses will be paid by the Reinsurer to the Ceding Company for any Reinsured Policy, except as specifically referred to in this Agreement.

Section 15.02DAC Tax Election.

(a)The Ceding Company and the Reinsurer agree to elect, pursuant to U.S. Treasury Regulations Section 1.848-2(g)(8), to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), (the "DAC Tax Election").

(b)This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect, and each party agrees that is will take no action to revoke such DAC Tax Election.

(c)The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(d)The parties agree to sign the DAC Tax Election in the format provided in Schedule VI upon the execution of this Agreement.

(e)The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. If requested, the Ceding Company will provide supporting information reasonably requested by the Reinsurer. (The term "net consideration" means "net consideration" as defined in Regulation Section 1.848-2(f)).

(f)The Ceding Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective, and each year thereafter. Such schedules will identity the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.8482(g)(8) has been made.

(g)The Ceding Company and the Reinsurer represent and warrant that each is respectively subject to U.S. taxation under with the provision of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

Section 15.03US Taxpayer.  Both the Ceding Company and the Reinsurer are U.S. taxpayers that are corporations for United States federal income tax purposes and are “United States persons” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

ARTICLE XVI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 16.01Representations and Warranties of the Ceding Company.  The Ceding Company hereby represents and warrants to the Reinsurer, as of the Effective Date, as follows:

(a)Organization and Qualification.  The Ceding Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nebraska and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(b)Authorization.  The Ceding Company has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement.  The execution and delivery by the Ceding Company of this Agreement, and the consummation by the Ceding Company of the transactions contemplated by, and the performance by the Ceding Company of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Ceding Company.  This Agreement has been duly executed and delivered by the Ceding Company, and (assuming due authorization, execution and delivery by the Reinsurer) this Agreement constitutes the legal, valid and binding obligation of the Ceding Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.

(c)No Conflict.  The execution, delivery and performance by the Ceding Company of, and the consummation by the Ceding Company of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Ceding Company, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Ceding Company or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Ceding Company or any of its subsidiaries is a party or by which the Ceding Company or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(d)Factual Information Relating to the Reinsured Policies.  To the knowledge of the Ceding Company, the information relating to the business reinsured under this Agreement and the Reinsured Policies that was supplied by or on behalf of the Ceding Company to the Reinsurer or any of the Reinsurer’s representatives in connection with this Agreement (such information, the “Factual Information”), as of the date supplied (or if later corrected or supplemented prior to the date hereof, as of the date corrected or supplemented), was complete and accurate in all material respects taken as a whole, as of the date of such information, provided that the Ceding Company makes no representation or warranty with respect to any projection, model, methodology, forecasting, analysis, assumption or estimate other than that the projections, models, methodologies, forecasts, analyses, assumptions or estimates on the basis of which such projection, model, methodology, forecasting, analysis, assumption or estimate were prepared (i) are reasonable and (ii) were prepared in good faith and in accordance with sound actuarial principles.  The Ceding Company makes no representation or warranty as to the sufficiency or adequacy of any reserves or the future profitability of the Reinsured Policies.  Any actuarial data included in the Factual Information was compiled in accordance with generally accepted actuarial principles in all material respects given the intended purpose at the time compiled.  The Factual Information was compiled in a commercially reasonable manner given its intended purpose.

(e)Solvency.  The Ceding Company is and will be Solvent on a statutory basis immediately after giving effect to this Agreement.  For the purposes of this Section 16.01(e),

“Solvent” means that: (i) the aggregate assets of the Ceding Company are greater than the aggregate liabilities of the Ceding Company, in each case determined in accordance with Nebraska SAP; (ii) the Ceding Company does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Ceding Company is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Ceding Company’s assets would constitute unreasonably insufficient capital.

(f)Governmental Licenses.  The Ceding Company has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.  All Permits that are material to the conduct of the Ceding Company’s business are valid and in full force and effect.  The Ceding Company is not subject to any pending Action or, to the knowledge of the Ceding Company, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(g)Accounts.  Each Account has been maintained in accordance with applicable Law.  No plan of operations with respect to the Accounts was required to be filed and approved by any Governmental Entity.

Section 16.02Covenants of the Ceding Company.

(a)Investigations.  To the extent permitted by applicable Law, the Ceding Company shall promptly notify the Reinsurer, in writing, of any and all investigations of the Ceding Company conducted by any Governmental Entity commencing after the date hereof, other than routine State insurance department examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect the performance by the Ceding Company of its obligations under this Agreement.

(b)Statutory Accounting Principles.  The Ceding Company shall prepare its financial statements as required by, and in accordance with, Nebraska SAP in all material respects.

(c)Existence; Conduct of Business.  The Ceding Company shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business.

(d)Compliance with Law.  The Ceding Company shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Ceding Company or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations, or on the Reinsurer’s rights or obligations, under this Agreement.

(e)Governmental Notices.  The Ceding Company shall provide the Reinsurer, within five (5) Business Days after receipt thereof, copies of any material written notice or report from any Governmental Entity with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Entity with respect to the business reinsured under this Agreement.

(f)Restrictions on Liens.  The Reinsurer shall not create, incur, assume or suffer to exist any material liens on the assets in the Trust Deposit or on any interest therein or the proceeds thereof.  The Ceding Company shall not create, incur, assume or suffer to exist any material liens on the assets in the Funds Withheld Account or on any interest therein or the proceeds thereof.

(g)Reliance.  The Ceding Company hereby represents, warrants and covenants that it has not relied, and shall not rely, on any representation, warranty or statement or duty of the Reinsurer other than the representations and warranties contained in Section 16.03 and the covenants contained in Section 16.04.  The Reinsurer makes no representations or warranties in connection herewith other than those contained in Section 16.03 and makes no covenants other than those contained in Section 16.04.

Section 16.03Representations and Warranties of the Reinsurer.  The Reinsurer hereby represents and warrants to the Ceding Company, as of the Effective Date, as follows:

(a)Organization and Qualification.  The Reinsurer is a corporation duly incorporated, validly existing and in good standing under the Laws of Kansas and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(b)Authorization.  The Reinsurer has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement.  The execution and delivery by the Reinsurer of this Agreement, and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Reinsurer.  This Agreement has been duly executed and delivered by the Reinsurer, and (assuming due authorization, execution and delivery by the Ceding Company) this Agreement constitutes the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.

(c)No Conflict.  The execution, delivery and performance by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Reinsurer, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Reinsurer or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Reinsurer or any of its subsidiaries is a party or by which the Reinsurer or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(d)Governmental Licenses.  The Reinsurer has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.  All Permits that are material to the conduct of the Reinsurer’s business are valid and in full force and effect.  The Reinsurer is not subject to any pending Action or, to the knowledge of the Reinsurer, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.  The Reinsurer is duly licensed as an authorized insurer in the Ceding Company’s state of domicile.

(e)Solvency.  The Reinsurer is and will be Solvent on a statutory basis immediately after giving effect to this Agreement.  For the purposes of this Section 16.03(e), “Solvent” means that: (i) the aggregate assets of the Reinsurer are greater than the aggregate liabilities of the Reinsurer, in each case determined in accordance with statutory accounting principles and practices prescribed or permitted for life insurance companies in its state of domicile by the insurance regulator in that state, consistently applied by the Reinsurer; (ii) the Reinsurer does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Reinsurer is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Reinsurer’s assets would constitute unreasonably insufficient capital.

Section 16.04Covenants of the Reinsurer.

(a)Investigations.  To the extent permitted by applicable Law, the Reinsurer shall promptly notify the Ceding Company, in writing, of any and all investigations of the Reinsurer conducted by any Governmental Entity commencing after the date hereof, other than routine State insurance department examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect the performance by the Reinsurer of its obligations under this Agreement.

(b)Statutory Accounting Principles.  The Reinsurer shall prepare its financial statements as required by, and in accordance with Kansas SAP.

(c)Existence; Conduct of Business.  The Reinsurer shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business.

(d)Compliance with Law.  The Reinsurer shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations, or on the Ceding Company’s rights or obligations, under this Agreement.

(e)Governmental Notices.  The Reinsurer shall provide the Ceding Company, within five (5) Business Days after receipt thereof, copies of any written notice or report from any Governmental Entity with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Entity with respect to the business reinsured under this Agreement.

(f)Reliance.  The Reinsurer hereby represents, warrants and covenants that it has not relied, and shall not rely, on any representation, warranty or statement or duty of the Ceding Company other than the representations and warranties contained in Section 16.01 and the covenants contained in Section 16.02.  The Ceding Company makes no representations or warranties in connection herewith other than those contained in Section 16.01 and makes no covenants other than those contained in Section 16.02.

ARTICLE XVII

MISCELLANEOUS

Section 17.01Currency.  All payments due under this Agreement shall be made in U.S. Dollars.

Section 17.02Interest.  All amounts due and payable by the Ceding Company or the Reinsurer under this Agreement that remain unpaid for more than fifteen (15) calendar days from the date due hereunder will incur interest from the date due hereunder.  Except as otherwise set forth in this Agreement, such interest shall accrue at a rate equal to twelve percent (12%) per annum, calculated on a 30/360 basis.

Section 17.03Right of Setoff and Recoupment.

(a)Each of the Ceding Company and the Reinsurer shall have, and may exercise at any time and from time to time, the right to setoff or recoup any balance or balances, whether on account of Reinsurance Premiums, allowances, credits, Reinsured Liabilities or otherwise, due from one party to the other under this Agreement and may setoff or recoup such balance or balances against any balance or balances due to the former from the latter under this Agreement.

(b)The parties’ setoff rights may be enforced notwithstanding any other provision of this Agreement including the provisions of Article XIV.

Section 17.04No Third-Party Beneficiaries.  This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer.  The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Ceding Company.  In addition, nothing expressed or implied in this Agreement is intended to or shall confer remedies, obligations or liabilities upon any Person other than the parties hereto and their respective administrators, successors, legal representatives and permitted assigns or relieve or discharge the obligation or liability of any third party to any party to this Agreement.

Section 17.05Amendment.  This Agreement may not be changed or modified or in any way amended except by a written instrument executed by duly-authorized officers of both parties to this Agreement, and any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and  executed by duly-authorized officers of both parties to this Agreement.

Section 17.06Notices.

(a)All demands, notices, reports and other communications provided for herein shall be delivered by the following means: (i) hand-delivery; (ii) overnight courier service (e.g., FedEx, Airborne Express, or DHL); (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or (iv) facsimile transmission or e-mail; provided, that the fax or e-mail is confirmed by delivery using one of the three (3) methods identified in clauses (i) through (iii).  All such demands, notices, reports and other communications shall be delivered to the parties as follows:

if to the Ceding Company:

American Life & Security Corp.

2900 S. 70th Street

Suite 400

Lincoln, NE  68506

Attn:  Michael Salem and Mike Minnich

Tel:  (917) 678-8553 and (917) 257-6314

Email:  ams@american-life.com and mminnich@american-life.com if to the Reinsurer: US Alliance Life and Security Company 4123 SW Gage Center Dr., Suite 240 PO Box 4026 Topeka, KS 66604 Attn: Jeff Brown Email: jeff.brown@usalliancelife.com Tel: 785-228-0200

With a copy to the Investment Manager: 1505 Capital LLC 100 Wall Street, 28th Floor New York, NY 10005 Attn: Richard Vecchiolla Tel: (917) 993-0895 Email: rich@1505cap.com

(b)Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 17.06.

(c)If either party hereto becomes aware of any change in applicable Law restricting the transmission of notices or other information in accordance with the foregoing, such party shall notify the other party hereto of such change in Law and such resulting restriction.

Section 17.07Consent to Jurisdiction.  Subject to the terms and conditions of Article XIII, each party hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States court sitting in Nebraska and of any Nebraska state court for purposes of all legal proceedings arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect thereof.  In any action, suit or other proceeding, each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  For the avoidance of doubt, the parties retain the right to remove such proceedings from Nebraska state court to the federal courts in the State of Nebraska.  Each party hereto also agrees that any final and nonappealable judgment against a party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.  Each party hereto agrees that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 17.06, constitute good, proper and sufficient service thereof.  This Section 17.07 is not intended to conflict with or override Article XIII.

Section 17.08Service of Process.  The Reinsurer hereby designates the US Alliance Corporation as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company.  A copy of any such process shall be delivered to the Reinsurer in accordance with Section 17.06.  This Section is not intended to conflict with or override Article XIII.

Section 17.09Inspection of Records.

(a)Upon giving at least five (5) Business Days’ prior written notice, the Reinsurer, or its duly authorized representatives, will have the right to audit, examine and copy, electronically or during regular business hours, at the home office of the Ceding Company, any and all books, records, statements, correspondence, reports, and other documents that relate to the Reinsured Policies, the assets maintained in the Funds Withheld Account, or this Agreement, subject to the confidentiality provisions contained in this Agreement and preservation of attorney-client privilege .  In the event the Reinsurer exercises its inspection rights, the Ceding Company must provide a reasonable work space for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to confidentiality provisions contained in this Agreement.  The expenses related to any two (2) such inspections in any calendar year shall be borne by the Ceding Company; provided, that if any breach of this Agreement by the Ceding Company has occurred, the expenses relating to all such inspections shall be borne by the Ceding Company.

(b)The Reinsurer’s right of access as specified above will survive until all of the Reinsurer’s obligations under this Agreement have terminated or been fully discharged.

Section 17.10Confidentiality.

(a)The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

(i)The information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;

(ii)The information is independently developed by the recipient; or

(iii)The disclosure is required by Law; provided, that, if applicable, the party required to make such disclosure will allow the other party to seek an appropriate protective order.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, policy forms, agent lists and premium rates and allowances of the Reinsurer and the Ceding Company, but shall not include the existence of this Agreement and the identity of the parties.  Additionally, Proprietary Information may be shared by either party on a need-to-know basis with its officers, directors, employees, Affiliates, third-party service providers, auditors, consultants or retrocessionaires, or in connection with the dispute process specified in this Agreement.

(b)Except as embedded in records during an audit as set forth in 17.09, the Ceding Company shall not provide to the Reinsurer, and the Reinsurer shall have no right to access, any Non-Public Personal Information except to the extent (i) necessary for purposes of administration of this Agreement and (ii) requested in writing by a duly authorized representative of the Reinsurer.  The Reinsurer and its representatives and service providers will protect the confidentiality and security of Non-Public Personal Information (as defined below) provided to it hereunder by:

(i)holding all Non-Public Personal Information in strict confidence;

(ii)maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information; and

(iii)disclosing and using Non-Public Personal Information received under this Agreement solely for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession (provided that the retrocessionaire has agreed to maintain the confidentiality of such Non-Public Personal Information to the same extent as the Reinsurer  hereunder), or as may be required or permitted by Law, in each case solely to the extent permitted by Law.

“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company, and their representatives, that is not publicly available.  Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

Section 17.11Successors.  This Agreement will be binding upon the parties hereto and their respective successors and assigns including any Authorized Representative of either party.  Neither party may effect any novation or assignment of this Agreement without the prior written consent of the other party and the Nebraska Department of Insurance.

Section 17.12Entire Agreement.  This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement.  There are no understandings between the parties other than as expressed in this Agreement and the Schedules and Exhibits hereto.  In the event of any express conflict between this Agreement and the Schedules and Exhibits hereto, the Schedules and Exhibits hereto will control.

Section 17.13Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 17.14Construction.  This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party.  This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully knowledgeable about its terms and conditions.

Section 17.15Non-Waiver.  Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.  No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.  No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence.  No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of this Agreement.  No waiver shall be effective unless it is in writing and signed by the party granting the waiver.

Section 17.16Further Assurances.  From time to time, as and when requested by a party hereto, the other party hereto shall execute and deliver all such documents and instruments and shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 17.17Governing Law.  This Agreement will be governed by and construed in accordance with the Laws of the State of Nebraska without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.

Section 17.18Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party.  Each party hereto may deliver its signed counterpart of this Agreement to the other party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.  When this Agreement has been fully executed by the Ceding Company and the Reinsurer, it will become effective as of the Effective Date.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Date.

AMERICAN LIFE & SECURITY CORP.

By:	/s/ Michael Minnich
Name: Michael Minnich
Title: President

US ALLIANCE LIFE AND SECURITY COMPANY

By:	/s/ Jeff Brown
Name: Jeff Brown
Title: EVP & COO